UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 30, 2026
3M COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	File No. 1-3285	41-0417775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3M Center, St. Paul, Minnesota		55144-1000
(Address of Principal Executive Offices)		(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (651) 733-1110
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $.01 Per Share	MMM	New York Stock Exchange
	MMM	NYSE Texas, Inc.
1.500% Notes due 2026	MMM26	New York Stock Exchange
1.750% Notes due 2030	MMM30	New York Stock Exchange
1.500% Notes due 2031	MMM31	New York Stock Exchange
Note: The common stock of the Registrant is also traded on the SIX Swiss Exchange.
Securities registered pursuant to section 12(g) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the exchange Act.                                                             ☐

Item 1.01. Entry Into a Material Definitive Agreement

On April 30, 2026 (the “Effective Date”), 3M Company (the “Company”) and its indirect subsidiary Fire Safety Platform Holdco, Inc. (the “Borrower”) entered into a credit agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. as administrative agent, sole lead arranger and sole bookrunner, Citibank, N.A. and U.S. Bank National Association as co-syndication agents, and certain financial institutions as lenders. Pursuant to the terms of the Credit Agreement, the lenders have agreed to provide the Borrower with a $1.43 billion term loan facility (the “Facility”), which is available for borrowing on the Closing Date (as defined in the Credit Agreement) (unless the commitments thereunder are terminated prior to such date in accordance with the Credit Agreement), and a $200 million revolving credit facility (the “RCF” and together with the Facility, the “Facilities”), which is available for borrowing on a revolving basis from the Closing Date until the maturity date applicable to the RCF. The loans under the Facility and the RCF each mature on the date falling 364 days after the Closing Date, subject, in each case, to an extension of up to 12 months at the Borrower’s request, subject to the satisfaction of certain conditions (including the payment of an extension fee).

The Credit Agreement has been entered into to, among other things, finance (directly or indirectly) the acquisition by the Borrower of Madison Safety & Flow Holdings LLC, a Delaware limited liability company, and its subsidiaries, from Madison Industries.

Pursuant to the terms of the Credit Agreement, the Company has agreed to unconditionally guarantee the liabilities of the Borrower under the Facilities. The obligations of each of the Company and the Borrower under the Credit Agreement are senior unsecured liabilities.

The Borrower will pay customary commitment fees on undrawn and available commitments under the Facilities and, to the extent that any loans are outstanding under the Facility 18 months after the Closing Date, certain duration fees.

Loans under the Facilities bear interest, at the Borrower’s option, at (i) the Term SOFR Rate (as defined in the Credit Agreement) for the relevant interest period plus a margin of 0.875% per annum, or (ii) a floating rate equal to the Base Rate plus an applicable margin of 0.00% per annum. The “Base Rate” is the highest of (i) the Prime Rate (as defined in Credit Agreement), (ii) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%, or (iii) the Term SOFR Rate for a one-month tenor plus 1.00%; provided that the Base Rate as so determined shall not be less than 1.00%.

The Credit Agreement contains customary events of default, representations, warranties, and covenants, including but not limited to covenants restricting the Borrower, its subsidiaries and the Company from granting certain liens, or being acquired by, or merging or consolidating with, another entity where the Borrower (or, in the case of the Company, the Company) is not the surviving entity. Further, the Credit Agreement contains a customary financial covenant requiring the Company to maintain an EBITDA to Interest Ratio (as defined in the Credit Agreement) as of the end of each fiscal quarter at not less than 3.0 to 1.0, which is calculated by comparing EBITDA (as defined in the Credit Agreement) for the four consecutive fiscal quarters then ended to interest expense on, and amortization of debt discount in respect of, all Funded Debt (as defined in the Credit Agreement) of the Company and its subsidiaries during the same period.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2026.

Some of the lenders party to the Credit Agreement and extending commitments under the Facilities and/or their respective affiliates provide or may seek to provide financial services to the Company and its subsidiaries, including cash management, investment banking, foreign exchange, and trust services.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01. Entry Into a Material Definitive Agreement” with respect to the Facility is hereby incorporated by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY

By:	/s/ Kevin H. Rhodes

Kevin H. Rhodes
Executive Vice President, Chief Legal Affairs Officer and Secretary
Dated: May 6, 2026